                              EMPLOYMENT AGREEMENT

         AGREEMENT dated to be effective as of AUGUST 15, 2000 ("Effective Date"), made and entered into by and between Schlotzsky's, Inc., a Texas corporation (the "Company"), and RICHARD H. VALADE ("Valade").

         The Board of Directors of the Company has determined that it is in the best interest of the Company to set forth the terms of employment of Valade as Executive Vice President and Chief Financial Officer of the Company and Valade has agreed to such terms. The Company and Valade wish to promote their mutual best interest by setting forth the terms and conditions in writing.

         NOW, THEREFORE, in consideration of the covenants and agreements set forth in this Agreement, the parties agree as follows:

         1. EMPLOYMENT. The Company employs Valade and Valade agrees to the terms and conditions set forth in this Agreement. Valade agrees to serve as Executive Vice President and Chief Financial Officer of the Company to be responsible for general management of the financial affairs of the Company, reporting directly to the President and Chief Executive Officer of the Company ("President"), and to devote good faith efforts on behalf of the Company.

         2. TERM OF EMPLOYMENT. Valade's employment with the Company shall continue for two (2) years from the Effective Date, provided that such term shall be automatically extended for one year on each anniversary date of this Agreement thereafter, unless terminated by Valade or the Company in accordance herewith.

         3. BASE SALARY, BONUSES, STOCK OPTIONS, AND OTHER COMPENSATION.

            (a) BASE SALARY. The Company shall pay to Valade a base salary at the annual rate of Two Hundred Twenty-Five Thousand and No/100 Dollars ($225,000.00), less applicable taxes, social security and withholding of other amounts in accordance with Company's regular payroll practices. Valade's base salary shall be payable on the same schedule that salary is paid to other employees.

            (b) BONUSES. Valade shall be entitled to a pro-rated cash bonus for the calendar year 2000 based on the Effective Date of the Agreement, up to a maximum of 100% of Valade's base salary actually earned in 2000 (that is, from August 15, 2000, through December 31, 2000). Such bonus will be calculated based on parameters to be agreed upon by the parties as soon as reasonably possible, but not before the Company's second quarter results are reported. Thereafter, bonuses will be determined on a calendar year basis (conforming to the Company's yearend) up to a maximum of 100% of Valade's then current, annual base salary based on parameters to be determined annually between the parties. In the event that the parties do not agree on the parameters for the bonus calculation for the calendar year 2000 by December 31, 2000, or for subsequent calendar years prior to the subject year, then such lack of agreement shall have no effect on the Agreement by way of breach, damages, or otherwise.

            (c) STOCK OPTIONS. In addition to the other compensation set forth in this Agreement, after recommendation by the President and upon approval by the Compensation

Committee of the Board of Directors of the Company ("Compensation
Committee"), the Company agrees to grant Valade, under the Company's 1993 Stock Option Plan, as amended ("1993 Plan"), an option to purchase the Company's common stock (the "Option") under the following terms:

                  (1) GRANT OF OPTIONS. Subject to the terms and provisions of this Agreement and the applicable Incentive Stock Option Agreement ("Stock Option Agreement") to be executed by Valade and Company, after recommendation by the President and upon approval by the Compensation Committee, the Company agrees to grant Valade an Incentive Stock Option to purchase one hundred thousand (100,000) shares of the Company's Common Stock (the "Option Stock") at their "fair market value", as defined in the 1993 Plan, on the Effective Date of this Agreement (the "Option Price"). Valade and Company shall execute a Stock Option Agreement in the form attached hereto as EXHIBIT A.

                  (2) VESTING AND EXERCISE OF OPTIONS. Subject to the provisions of the Stock Option Agreement, such Option to purchase Fifty Thousand (50,000) shares of the Option Stock at the Option Price shall vest on the first anniversary date of the Stock Option Agreement and the remaining Fifty Thousand (50,000) shares of the Option Stock at the Option Price shall vest on the second anniversary date of the Stock Option Agreement. Valade shall have the right to exercise his Option to purchase all or part of the Option Stock after such Option has vested in accordance with the vesting provisions set forth in this subsection. Any exercise by Valade of his Option to purchase all or part of the Option Stock shall be in accordance with the terms of the Stock Option Agreement to be executed by Company and Valade.

            (d) OTHER COMPENSATION. Valade shall also be entitled to such other bonuses, stock options, and compensation increases which may be awarded in the discretion of the President and the Compensation Committee in the normal course of business.

         4. BENEFITS. Valade shall receive, in addition to the base salary, bonuses, stock options, and other compensation set forth in Section 3 hereof, certain other employee benefits incident to Valade's employment with Company. Except as specifically modified by this Section of this Agreement as follows, these employee benefits shall be governed by Company's respective benefit plan documents and Company's Employee Handbook. Company agrees to provide Valade, on Valade's behalf, with the following benefits:

            (a) MEDICAL AND DENTAL INSURANCE. Full payment of the Company's group medical and dental insurance premiums for Valade, his spouse and eligible children;

            (b) TERM LIFE INSURANCE. Full payment of the premiums for $125,000 term life insurance policy for Valade under the Company's term life insurance program;

            (c) SUPPLEMENTAL LONG-TERM DISABILITY INSURANCE. Full payment of the premiums for supplemental long-term disability insurance coverage for an amount to be determined and approved by an insurer approved, or to be approved, by Company in its sole discretion;

            (d) VACATION. Four (4) weeks of paid vacation per year, accruing at 13.33 hours of vacation time per full month of employment during the Term of this Agreement in accordance with Company's established vacation accrual policy set forth in Company's Employee Handbook; and

            (e) REIMBURSEMENT OF BUSINESS EXPENSES. Valade shall be reimbursed for all expenses within budget ranges or approved to be outside of budget ranges that Valade incurs in the performance of Valade's duties and obligations under this Agreement, provided that Valade shall be required to submit receipts or other acceptable documentation to Company to verify such expenses in accordance with Company's ordinary business practices.

         5.       RELOCATION.

                  (a) PAYMENT FOR MOVING COMPANY EXPENSES. Company shall pay for the movement of Valade's household goods from his residence in Detroit, Michigan, to his new residence in Austin, Texas, provided that such move is performed by Mayflower/American Relocation & Storage Systems or other moving company pre-approved by Company ("Mayflower"). Upon receipt of a written estimate from Mayflower for the charges associated with the move from Detroit to Austin, the Company will authorize Mayflower to bill the Company directly for such charges.

                  (b) RELOCATION EXPENSES. Company will reimburse or pay Valade for relocation expenses from Detroit, Michigan, to Austin, Texas, for a house-hunting trip, closing costs on sale and purchase of residences, and temporary living expenses (collectively "Relocation Expenses") as described below. The maximum amount that the Company will reimburse Valade for such Relocation Expenses is Fifty Thousand and No/100 Dollars ($50,000.00) and the latest date any such Relocation Expenses may be submitted for reimbursement is nine (9) months after the Effective Date of this Agreement (that is, by May 15, 2001), with the exception of those closing costs related to the sale of Valade's residence in the Detroit, Michigan area and the purchase of Valade's residence in the Austin, Texas area. Such closing costs may be submitted for reimbursement up to one (1) year from the Effective Date of this Agreement (that is, through August 14, 2001) unless otherwise extended by agreement of Valade and the Compensation Committee.

                  For purposes of reimbursement under this Section, Valade agrees to submit documentation acceptable to Company for any reimbursable Relocation Expenses to Company's Director of Human Resources. Company agrees to reimburse Valade for such reimbursable Relocation Expenses within the guidelines of the Company's Expense Reimbursement Policy. Company shall reimburse Valade only for the actual expenses incurred with regard to the Relocation Expenses.

                  If any conflict should exist between the provisions of this Agreement and the provisions of the Company's Expense Reimbursement Policy, the provisions of this Agreement are paramount and shall control, and this Agreement shall be construed accordingly.

                           (1) HOUSE-HUNTING TRIP. Company will reimburse
Valade for one house-hunting trip to Austin, Texas, which includes round-trip airfare for Valade and his spouse, and hotel expenses, meals, and car rental for up to seven (7) days.

                           (2) CLOSING COSTS. Company will reimburse Valade
for closing costs related to the sale of Valade's residence in the Detroit, Michigan area and the purchase of Valade's residence in the Austin, Texas area.

                           (3) TEMPORARY LIVING. Company will provide Valade
with temporary
living accommodations in Austin, Texas, for up to six (6) months following the Effective Date of this Agreement to include a two-bedroom apartment, car rental, and round-trip airfare from Austin, Texas, to Detroit, Michigan, once every three weeks.

                           (4) RELOCATION EXPENSES SUBJECT TO TAXES. Company
shall report to the appropriate taxing authorities those certain reimbursed relocation expenses which are required by law to be reported as taxable income to Valade. Valade shall remain fully and ultimately responsible for all payment of federal, state, and local taxes associated with such reimbursements.

         6. VALADE COVENANTS.

            (a) CONFIDENTIAL INFORMATION. Valade acknowledges that the information, observations and data obtained by him while employed by the Company concerning the business or affairs of the Company ("Confidential Information") are the property of the Company. For purposes of this Agreement, Confidential Information shall include without limitation: (i) the names of any of Company's suppliers or customers and any information related thereto; (ii) any information considered confidential by Company and any information concerning Company's business including, but not limited to, information about Company's operations, plans, processes, management, etc.;
(iii) Company's trade secrets, including any information or material, not generally known in the industry in which Company is engaged whether developed by Valade or by other employees of Company; (iv) existing, pending or anticipated contractual arrangements; and (v) the salaries and capabilities of Company's employees. Valade agrees that he shall not disclose to any unauthorized person or use for his own account any Confidential Information without the express written consent of Company (except as such disclosure may be necessary to accomplish Valade's duties set forth in this Agreement), unless and to the extent that the aforementioned matters become generally known to and available for use by the public other than as a result of Valade's act or omissions to act. Valade shall deliver to the Company at the termination of employment, or at any other time the Company may request, all memoranda, notes, plans, records, reports and other documents (and copies thereof) relating to the Confidential Information or the business of the Company which he may then possess or have under his control.

            (b) INVENTIONS AND PATENTS.

                (i) Valade agrees that all inventions, innovations, improvements, developments, methods, designs, analyses, drawings, reports, and all similar or related information which relates to the Company's actual or anticipated business, research and development or existing or future products or services and which are conceived, developed or made by Valade while employed by the Company ("Work Product") belong to the Company. Valade will promptly disclose such Work Product to the Company and perform all actions reasonably requested by the President or the Board of Directors to establish and confirm such ownership.

                (ii) Valade is hereby advised that Section 6(b)(i) of this Agreement regarding the Company's ownership of intellectual property does not apply to any invention for which no equipment, supplies, facilities or trade secret information of the Company was used and which was developed entirely on Valade's own time, unless (i) the invention relates to the business of the Company or to the Company's actual or demonstrably anticipated research or developments, or (ii) the invention results from any work performed by Valade for the Company.

            (c) NON-COMPETE, NON-SOLICITATION.

                (i) Valade acknowledges that in the course of his employment with the Company he will become familiar with the Company's trade secrets and with other confidential information concerning the Company and that his services will be of special, unique and extraordinary value to the Company. Therefore, Valade agrees that, during employment and thereafter for a period of double the number of months of employment [but in no case shall the total subsequent period be less than six (6) months or more than twelve (12) months], he shall not directly or indirectly own, manage, control, participate in, consult with, render services for, or in any manner engage in any business competing with the business of the Company. For purposes of this Agreement, a business shall be deemed competitive if it is a quick service sandwich shop or food service operation offering principal menu entrees which are the same or confusingly similar to those then offered by the Schlotzsky's restaurant system (for example, including, but not limited to, Quizno's, Subway, Blimpies, Jason's Deli, Wall Street Deli, Panera Bread, Au Bon Pain, Briazz, Cosi, and Sandela's Cafe). Nothing herein shall prohibit Valade from being a passive owner of not more than 5% of the outstanding stock of any class of a corporation that is publicly traded, so long as Valade has no active participation in the business of such corporation.

                (ii) During employment (except in the course of properly dispensing his duties) and during the period Valade receives any severance benefits under this Agreement, Valade shall not: (i) induce or attempt to induce any employee of the Company to leave the employ of the Company or in any way interfere with the relationship between the Company and any employee thereof, (ii) hire directly or through another entity any person who was an employee of the Company at any time during Valade's employment or (iii) induce or attempt to induce any customer, supplier, licensee or other business relation of the Company to cease doing business with the Company or in any way interfere with the relationship between any such customer, supplier, licensee or business relation and the Company.

            (d) FULL-TIME. Valade agrees to devote his best efforts to the business and affairs of the Company. Valade shall seek written consent from the President to provide service to a third party for compensation. Consent to such activities may be withheld in the sole judgment of the President.

            (e) ENFORCEMENT. If, at the time of enforcement of paragraphs 6(a), (b),(c) or (d) of this Agreement, a court holds that the restrictions stated herein are unreasonable under circumstances then existing, the parties hereto agree that the maximum period, scope or geographical area reasonable under such circumstances shall be substituted for the stated period, scope or area. Because Valade's services are unique and because Valade has access to Confidential Information and Work Product, in the event a breach or threatened breach of this Agreement, the Company or its successors or assigns may, in addition to other rights and remedies at law or in equity [including, but not limited to, the recovery of attorneys' fees and costs] existing in their favor, apply to any court of competent jurisdiction for specific performance or injunction or other relief at law or in equity in order to enforce, or prevent any violations of, the provisions hereof.

         7. TERMINATION.

            (a) NOTICE; FOR CAUSE. Valade or the Company may terminate the employment of Valade for cause or without cause by giving written notice at least sixty (60) days in advance of the effective date of termination. For purposes of this Agreement "for cause" means termination by the Company of the employment of Valade upon any of the following grounds and no others: (i) any act of dishonesty or violation of law on the part of Valade resulting or intended to result directly or indirectly in personal gain or benefit at the expense of the Company, fraud, misappropriation, embezzlement or willful and material damage of or to property of the Company; (ii) any act or omission which leads to Valade's conviction or plea of nolo contendere to a felony or any crime involving moral turpitude; (iii) any intentional act on the part of Valade preventing him from discharging his duties for a material length of time; (iv) any gross misconduct committed during the course and scope of Valade's employment with Company, including, but not limited to: illegal use of drugs on Company premises; insubordination; material misrepresentations concerning Company or its officers, directors, or employees; unlawful harassment; insider trading; or any violations of Company's Employee Handbook which would subject Valade to immediate dismissal; or (v) a material breach of this Agreement, including willful and habitual neglect of duties, which is not cured within ten days following receipt of written notice.

            (b) FOR ANY REASON. Upon termination of Valade's employment for any reason, he shall be entitled to receive the base salary, benefits and any bonuses earned through the date of termination.

            (c) WITHOUT CAUSE. Upon termination of Valade's employment without cause, he shall be entitled to receive the base salary, benefits and any bonuses earned through the date of termination, plus the base salary and benefits through the end of the term then in effect, or for one year, whichever is longer. Valade may elect to treat a substantial reduction in responsibilities and duties as termination without cause. In the event of any dispute between the Company and Valade concerning the status of a reduction in responsibilities and duties as "substantial," the dispute shall be submitted to an independent third party arbitrator acceptable to the Company and Valade for a determination, which shall be binding on both parties.

            (d) BY COMPANY OR VALADE AFTER CHANGE OF CONTROL DATE. Subject to the provisions of Section 7(e), if a Change of Control Date (as defined below) occurs at any time during the term of this Agreement, and either Company terminates employment of Valade with or without cause within six (6) months after the Change in Control Date or Valade terminates employment of Valade due to a Change in Circumstances (as defined below) within six (6) months after the Change in Control Date, then Valade shall receive a severance benefit equal to twelve (12) months of Valade's then current salary in exchange for a full and final release by Valade of all claims which might be asserted by or on behalf of Valade against Company, its affiliated companies, and each of their officers, directors, agents, and employees (collectively "Parties To Be Released") related to Valade's employment, separation from employment, and relationship with Parties To Be Released through date of Valade's termination. Such release shall not include those claims which cannot be waived by law; and the post-termination provisions of the Indemnity Agreement between Valade and the Company executed contemporaneously herewith and the Stock Option Agreement shall survive such release. Severance pay required pursuant to this Section shall be payable in the manner and time in which Valade would have been regularly paid such salary. Company shall pay such severance less usual withholding for taxes, FICA, and other standard deductions. Valade shall remain fully responsible for all payments of federal and state taxes resulting from the receipt of such severance. This Section 7(d) shall apply regardless whether the date of such termination falls outside the Term of this Agreement.

            A "CHANGE OF CONTROL DATE" shall be deemed to have occurred on the date on which one or more of the following events occurs:

                (1) A tender offer or exchange offer for at least 20% of the outstanding Common Stock of Company is consummated;

                (2) The shareholders of Company approve an agreement to merge or consolidate Company into another corporation or entity or to sell all or substantially all of the assets or adopt a plan of liquidation;

                (3) Any person, group or entity becomes the beneficial owner of at least 20% of the outstanding Common Stock of Company in a transaction which has not been approved in advance by the Board of Directors of Company;

                (4) The directors on the Board of Directors of Company at the beginning of any two-year period cease to constitute a majority at any time during such two-year period, other than by reason of death or retirement.

However, in no event shall a Change of Control Date be deemed to have occurred if the Board of Directors of Company as constituted prior to the event(s) constituting a Change of Control Date, by written action taken prior to, and with respect to, an event otherwise constituting a Change of Control Date, determines that such event shall not constitute a Change of Control Date for purposes of this Agreement; but this Change of Control Date exception shall not apply during the initial two-year term of this Agreement (that is, from August 15, 2000, through August 14, 2002).

            A "CHANGE IN CIRCUMSTANCES" shall be deemed to be one or more of the following:

                (1) A change in the nature or scope of the authority, powers, functions or duties related to Valade's most recent position prior to the Change of Control Date (as defined above), a change in the location of Valade's principal office which is not acceptable to Valade, a twenty percent (20%) or greater change in the amount of Valade's travel for Company prior to the Change of Control Date, or any reduction in Valade's compensation after the Change of Control Date; in each event which is not remedied within thirty
(30) days after written notice thereof from Valade to Company;

                (2) Breach by Company of any of its obligations to Valade under this Agreement which is not remedied within 30 days after written notice thereof from Valade to Company; or

                (3) After the Change of Control Date (as defined above), Valade has made a good faith determination that Valade's position has been significantly affected by the underlying event(s) giving rise to the Change of Control Date, that Valade is unable to carry out Valade's authority, powers, and duties of Valade's most recent position prior to the Change of

Control Date, and that Company has not remedied the situation within thirty
(30) days of written notice of such determination from Valade to Company.

            (e) EXCISE TAX ON TOTAL PAYMENTS.

                (i) REDUCTION OF TOTAL PAYMENTS. At Valade's election by written notice to Company, if any payment received or to be received by Valade whether payable pursuant to the terms of this Agreement or any other plan, arrangement, or agreement with Company (including, but not limited to, stock option agreements), any person whose actions result in a Change of Control Date or other change of control of Company, or any person affiliated with Company or such person (the "Total Payments"), would be subject to the excise tax imposed by Section 4999 of the Internal Revenue Code, as amended ("IRC Section 4999"), the Total Payments, beginning with any payment due under this Agreement, will be reduced until no portion of the Total Payments is subject to the excise tax imposed by IRC Section 4999. Company shall make the initial determination as to whether any of the Total Payments would be subject to the excise tax under IRC Section 4999 utilizing any professionals selected by Company and agreeable to Valade. Valade shall notify Company in writing of any claim by the Internal Revenue Service that, if successful, would require Valade to pay any excise tax under IRC Section 4999, and if Valade has elected to reduce Total Payments as described under this Section 7(e), Valade shall promptly refund any of the Total Payments Valade received that would cause the imposition of such tax.

                (ii) VALADE RESPONSIBLE FOR ANY TAXES. Valade shall remain fully responsible for all excise taxes imposed by IRC Section 4999 and all other payments of federal and states taxes resulting from the receipt of the Total Payments.

         8. DISABILITY OR DEATH.

            (a) If as a result of illness, injury or other disability, Valade is unable to perform his duties hereunder on a substantially full time basis for any period of twelve months or more, the Company may at its option terminate Valade's employment hereunder and shall pay to Valade the base salary, benefits and any bonuses through the date of termination, plus the base salary and benefits (to the extent allowed by applicable law and the Company's applicable benefits plans) through the end of the term then in effect, or for one year, whichever is longer.

            (b) If Valade shall die during the term of his employment by the Company, the Company shall pay to Valade's estate the base salary and any bonuses through the date of his death, plus the base salary through the end of the term then in effect, or for one year, whichever is longer, and maintain employee benefits for his spouse and dependants for the same period to the extent allowed by applicable law and the Company's applicable benefits plans.

         9. MISCELLANEOUS.

            (a) SEVERABILITY. The provisions of this Agreement are severable, and if any provision of this Agreement is held by a court of competent jurisdiction to be invalid, illegal or unenforceable, that finding shall in no way affect the validity or enforceability of any other provision of this Agreement. Any such invalid, illegal or unenforceable provision shall be deemed to be automatically modified, and, as so modified, to be included in this Agreement, such modification being made to the minimum extent necessary to render the provision valid, legal and enforceable.

            (b) WRITTEN AGREEMENT. All previous oral agreements regarding the subject matter of this Agreement are expressly superseded by this Agreement. This Agreement may not be amended, modified or rescinded except by a written agreement executed by Company and Valade.

            (c) GOVERNING LAW. THIS AGREEMENT SHALL FOR ALL PURPOSES BE GOVERNED BY, INTERPRETED, AND ENFORCED IN ACCORDANCE WITH THE LAWS OF THE STATE OF TEXAS, AND SHALL BE PERFORMABLE IN TRAVIS COUNTY, TEXAS. THE PARTIES HEREBY AGREE TO SUBMIT TO THE JURISDICTION OF THE COURTS OF THE STATE OF TEXAS.

            (d) SUBMISSION TO JURISDICTION. Each of the parties submits to the jurisdiction of any state or federal court or administrative agency in Travis County, Texas, in any action or proceeding arising out of or relating to this Agreement and agrees that all claims in respect of the action or proceeding may be heard and determined in any such court or agency. Each party also agrees not to bring any action or proceeding arising out of or relating to this Agreement in any other county. Each of the parties waives any defense of inconvenient forum to the maintenance of any action or proceeding so brought and waives any bond, surety, or other security that might be required of any other party with respect thereto. Each party agrees that a final judgment in any action or proceeding so brought shall be conclusive and may be enforced by suit on the judgment or in any other manner provided by law or equity.

            (e) LEGAL CONSULTATION. The parties acknowledge and agree that both parties have been accorded a reasonable opportunity to review this Agreement with legal counsel prior to executing the agreement and that every covenant, term, and provision of this Agreement shall be construed simply according to its fair meaning and not strictly for or against any party.

            (f) NOTICES. All notices required to be delivered under the terms of this Agreement shall be forwarded by personal delivery, expedited delivery service (e.g., Federal Express) or United States certified mail, return receipt requested. Notices shall be deemed to be communicated and effective on the earlier of the day of receipt or three days after mailing. Such notices shall be addressed to Valade at the address noted the signature block below in this Agreement and to Company at: Schlotzsky's, Inc., 203 Colorado Street, Austin, Texas 78701, Attention: President. Any change of address notice shall be given in the manner prescribed herein.

            (g) ATTORNEYS' FEES. Notwithstanding any provision in this Agreement to the contrary, if any action at law or in equity, including an action for declaratory relief, is brought to enforce or interpret the provisions of this Agreement, the prevailing party shall be entitled to recover reasonable attorneys' fees and costs from the other party; provided, however that no party shall be a prevailing party unless such party has recovered more as a result of a final order resulting from judicial proceedings than the amount, if any, offered by an opposing party to settle the dispute.

            (h) SURVIVAL. Valade acknowledges that Valade will receive proprietary information and special training from Company; and that the provisions concerning Valade

Covenants contained herein are valuable to Company and their protection, maintenance and enforcement constitute a legitimate interest to be protected by Company. Valade acknowledges that Valade has carefully considered these matters before entering into this Agreement. The provisions of Section 6 ("Valade Covenants") shall survive the termination of this Agreement for the period set forth in Section 6. Valade acknowledges that Company will suffer irreparable injury if such provisions are violated and Company shall be entitled to injunctive relief, to all other available legal remedies both at law and in equity (including, but not limited, the recovery of damages), and to reasonable attorneys' fees and costs to enforce those provisions, and to such further relief to which it may demonstrate it is entitled.

         TO BE EFFECTIVE as of the Effective Date as defined above.

COMPANY:                          VALADE:

SCHLOTZSKY'S, INC.


By:
Name:                             Richard H. Valade
Title:

203 Colorado Street
Austin, Texas  78701

Date:                             Date: